June 10, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

China Xibolun Technology Holdings Corporation (the "Company") provided to us a copy of the Company's Current Report on Form 8-K, dated on or about June 10, 2013. We have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, TX
WWW.LBBCPA.COM